Exhibit 99.1

NONQUALIFIED STOCK OPTION (INDUCEMENT) GRANT AGREEMENT

DERMATA THERAPEUTICS, INC.

This Nonqualified Stock Option (Inducement) Grant Agreement (the “Grant Agreement”) is made and entered into effective on the Date of Grant set forth in Exhibit A (the “Date of Grant”) by and between Dermata Therapeutics, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Optionee”).

WHEREAS, the Company desires to provide the Optionee with an opportunity to acquire the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as a material inducement for the Optionee to accept employment with the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to grant the Optionee a nonqualified stock option to acquire the Company’s Common Stock;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1. Grant. Subject to the terms and conditions set forth herein, effective upon the Date of Grant set forth in Exhibit A hereto, the Company hereby grants the Optionee a nonqualified stock option (the “Option”) to purchase up to the number of shares of Common Stock (the “Shares”) set forth in Exhibit A hereto at the exercise price per Share (the “Exercise Price”) set forth in Exhibit A, and on the vesting schedule set forth in Exhibit A. This Option is an inducement material to the Optionee’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4). This Option is granted outside of the Dermata Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan, as amended (the “2021 Plan”), however, the Option will be subject to terms and conditions substantially identical to the terms and conditions set forth in the 2021 Plan as if the Option was granted under the 2021 Plan, and the terms and conditions of the 2021 Plan applicable to a grant of a Nonqualified Stock Option under the 2021 Plan are incorporated herein by reference. As such, capitalized terms used but not otherwise defined in this Grant Agreement shall have the meanings as set forth in the 2021 Plan. Without limitation of the foregoing, all of the powers and authority of the Board and the Committee under the 2021 Plan shall apply to this Grant Agreement and the Option as if the Option had been granted under the 2021 Plan.

2. Exercise Period Following Termination of Continuous Service. This Option shall terminate and be canceled to the extent not exercised within ninety (90) days after the Optionee’s Continuous Service terminates, except that if such termination is due to the death or Disability of the Optionee, this Option shall terminate and be canceled one (1) year from the date of termination of Continuous Service. Notwithstanding the foregoing, in the event that the Optionee’s Continuous Service is terminated for Cause, then the Option shall immediately terminate on the date of such termination of Continuous Service and shall not be exercisable for any period following such date. In no event, however, shall this Option be exercised later than the Expiration Date set forth in Exhibit A and in no event shall this Option be exercised for more Shares than the Shares which otherwise have become exercisable as of the date of termination.

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3. Method of Exercise. This Option is exercisable by delivery to the Company of an exercise notice (the “Exercise Notice”) in a form satisfactory to the Committee or by such other form or means as the Committee may permit or require. Any Exercise Notice shall state or provide the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and include such other representations and agreements as may be required by the Company as if the Option had been granted under the 2021 Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price for the Exercised Shares in (i) cash; (ii) check; or (iii) such other manner as is acceptable to the Committee, provided that such form of consideration is permitted by the 2021 Plan and by applicable law. Upon exercise of the Option by the Optionee and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Optionee to satisfy applicable Federal and state tax income tax withholding requirements and the Optionee’s share of applicable employment withholding taxes in a method satisfactory to the Company. Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction; assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

4. Covenants Agreement. This Option shall be subject to forfeiture at the election of the Company in the event that the Optionee breaches any agreement between the Optionee and the Company with respect to noncompetition, nonsolicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Optionee.

5. Taxes. By executing this Grant Agreement, Optionee acknowledges and agrees that Optionee is solely responsible for the satisfaction of any applicable taxes that may be imposed on Optionee that arise as a result of the grant, vesting or exercise of the Option, including without limitation any taxes arising under Section 409A of the Code (regarding deferred compensation) or Section 4999 of the Code (regarding golden parachute excise taxes), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold Optionee harmless from any or all of such taxes.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Grant Agreement (and the 2021 Plan as incorporated herein) shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

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7. Securities Matters. All Shares and Exercised Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Shares or Exercised Shares pursuant to this Grant Agreement unless, on the date of sale and issuance thereof, such Shares are either registered under the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, or are exempt from registration thereunder. Regardless of whether the offering and sale of Shares have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

8. Investment Purpose. The Optionee represents and warrants that unless the Shares are registered under the Securities Act, any and all Shares acquired by the Optionee under this Grant Agreement will be acquired for investment for the Optionee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act. The Optionee agrees not to sell, transfer or otherwise dispose of such Shares unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

9. Lock-Up Agreement. The Optionee hereby agrees that in the event that the Optionee exercises this Option during a period in which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, then, as a condition to such exercise, the Optionee shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Optionee shall agree to restrictions on transferability of the Shares comparable to the restrictions agreed upon by such directors or officers of the Company.

10. Other Plans. No amounts of income received by the Optionee pursuant to this Grant Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise expressly provided in such plan.

11. No Guarantee of Continued Service. The Optionee acknowledges and agrees that the right to exercise the Option pursuant to the exercise schedule hereof is earned only through Continuous Service and such other requirements, if any, as are set forth in Exhibit A (and not through the act of being hired, being granted an option or purchasing shares hereunder). The Optionee further acknowledges and agrees that (i) this Grant Agreement, the transactions contemplated hereunder and the exercise schedule set forth herein do not constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with the Optionee’s right or the right of the Company or its Subsidiaries to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that the Optionee may have entered into with the Company or any of its Subsidiaries; and (ii) the Company would not have granted this Option to the Optionee but for these acknowledgements and agreements.

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12. Entire Agreement; Governing Law. Although the Option is granted outside the 2021 Plan, the terms of the 2021 Plan are incorporated herein by reference. The 2021 Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. In the event of any conflict between this Grant Agreement and the 2021 Plan, the 2021 Plan shall be controlling, except as otherwise specifically provided in the 2021 Plan. This Grant Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

13. Opportunity for Review. The Optionee has reviewed this Grant Agreement and the 2021 Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Agreement and fully understands all provisions of this Grant Agreement and the 2021 Plan. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Grant Agreement and the 2021 Plan. The Optionee further agrees to notify the Company upon any change in the residence address indicated herein.

14. Section 409A. This Option is intended to be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Optionee’s consent, modify or amend the terms of this Grant Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by Optionee, or take any other action it deems necessary or advisable, to cause the Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted).

15. Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any shares issued pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

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IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the date set forth in Exhibit A.

DERMATA THERAPEUTICS, INC.

By:	/s/Gerald T. Proehl
Name:	Gerald T. Proehl
Title:	CEO

OPTIONEE

/s/ Kyra Peckaitis
Name:	Kyra Peckaitis

EXHIBIT A

NONQUALIFIED STOCK OPTION (INDUCEMENT) GRANT AGREEMENT

DERMATA THERAPEUTICS, INC.

(a).	Optionee’s Name: Kyra Peckaitis

(b).	Date of Grant: 03/09/2026

(c).	Number of Shares Subject to the Option: 15,000

(d).	Exercise Price: $1.33 per Share

(e).	Expiration Date: 02/08/2036

(f).	Vesting Schedule: The Option shall vest as to 25% of the Shares subject thereto on the one-year anniversary of the Date of Grant (the “First Vesting Date”) and shall vest as to the remaining 75% of the Shares subject thereto in 36 monthly installments commencing on each monthly anniversary of the First Vesting Date (each a “Monthly Vesting Date” and together with the First Vesting Date, a “Vesting Date”), provided, however, that the Optionee must be in Continuous Service on the First Vesting Date and each Monthly Vesting Date thereafter for the Shares subject to the Option to vest on any such Vesting Date.

/s/ KP (Initials)
Optionee

/s/ GP (Initials)
Company Signatory